Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2016 (except for Note 9 Earnings Per Share and Schedule I, as to which the date is February 10, 2017), in the Registration Statement (Form S-1) and related Prospectus of FDO Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 10, 2017